EXHIBIT 99.1


                                  [XTRANA LOGO]


FOR IMMEDIATE RELEASE

                         XTRANA ANNOUNCES TERMINATION OF
                  MERGER DISCUSSIONS WITH ADUROMED CORPORATION

September 13, 2004 -- XTRANA, Inc. (OTCBB: XTRN) announced today that it has terminated the previously announced negotiations with Aduromed Corporation regarding a potential business combination between the two companies. Xtrana determined to end negotiations and terminate the non-binding letter of intent with Aduromed as result of Xtrana's due diligence investigation of Aduromed and its business.

James Chamberlain, Xtrana's Interim CEO commented, "Despite termination of discussions with Aduromed Corporation, we will continue exploring potential transactions for merging or otherwise joining together with an existing business that could create long-term stockholder value while simultaneously examining a possible liquidation of Xtrana and distribution of its remaining assets to stockholders."

The Xtrana Board of Directors continues to believe that Xtrana can attract interest from other businesses that might benefit from access TO Xtrana's funds, as well as Xtrana's status as a public company with a clean reporting history. It is the intention of the Xtrana Board of Directors to continue to spend a limited period of time exploring opportunities to find a merger candidate, and if it is unable to conclude a transaction that it believes would provide long term stockholder value, to propose that the stockholders approve a liquidation of the company.


This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, our ability to settle our remaining obligations, our ability to find a merger partner, as well as other factors discussed in our last Report on Form 10-KSB.

CONTACT:          Dennis Lineberry
                  Vice President, Finance
                  Xtrana, Inc.
                  (303) 466-4424